Wayfair Shares Leadership Update
COO Thomas Netzer Stepping Down After Six Years; Further Integration of Customer and Supplier Teams with Supply Chain Capabilities

BOSTON, November 7, 2024 – Wayfair, the destination for all things home, today announced Chief Operating Officer Dr. Thomas Netzer will step down from his role at the end of the year.

“Thomas’ impact on Wayfair was transformative, helping establish the company as synonymous with fast shipping, exceptional customer service and cost-efficiency,” said Niraj Shah, CEO, Co-Chairman and Co-Founder of Wayfair. “Under Thomas’ leadership, we expanded our network of fulfillment centers in North America and Europe and enhanced our CastleGate logistics offering, enabling lower cost and faster delivery. He also led our efforts to achieve over $500M of run-rate cost take outs over the last couple of years to optimize our operations. Thank you, Thomas, for your remarkable contributions.”

“Shaping and working alongside such a talented team over the past six years has been a true privilege, and I’m deeply grateful for all we’ve accomplished together,” said Netzer. “Wayfair is well positioned to keep growing in both market share and customer loyalty, and I’m proud to have played a meaningful role in our shared success.”

Upon Netzer’s departure, Wayfair will further integrate customer- and supplier-focused activities with supply chain capabilities. Effective January 1, 2025, Chief Commercial Officer Jon Blotner will assume the role of President, Commercial and Operations, overseeing these combined functions to reflect an integrated organizational model. Blotner, who has been with the company since 2016, has held a variety of leadership roles at Wayfair.

“We have a tremendous opportunity to bolster relationships and deliver even greater value across our customer and supplier experiences with our world-class logistics,” said Shah. “This integration will strengthen our decision-making and enhance our ability to lead in the market. Building on the momentum we’ve gained over the last two years to be at all-time highs in market share, I’m excited about this evolution and the role it will play in solidifying our position as the top destination in the Home category.”
About Wayfair
Wayfair is the destination for all things home, and we make it easy to create a home that is just right for you. Whether you’re looking for that perfect piece or redesigning your entire space, Wayfair offers quality finds for every style and budget, and a seamless experience from inspiration to installation.
Wayfair’s family of brands includes:

•Wayfair: Every style. Every home.
•AllModern: All of modern made simple.
•Birch Lane: Classic style for joyful living.
•Joss & Main: The ultimate style edit for home.
•Perigold: The destination for luxury home.
•Wayfair Professional: A one-stop Pro shop.
Wayfair generated $11.8 billion in net revenue for the twelve months ended September 30, 2024 and is headquartered in Boston, Massachusetts with global operations.

Contacts:
Wayfair PR
Tara Lambropoulos
pr@wayfair.com

Wayfair IR
James Lamb
ir@wayfair.com

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